UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☐

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inTEST Corporation
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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inTEST CORPORATION
804 East Gate Drive, Suite 200
Mt. Laurel, New Jersey 08054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 24, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of inTEST Corporation will be held in our offices located at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey*, on Wednesday, June 24, 2020, at 11:00 A.M. Eastern Daylight Time, to consider and vote on the following matters described in the accompanying Proxy Statement:

1.

Election, as directors, of the five nominees named in the accompanying Proxy Statement, with each director to serve until the next annual meeting of stockholders and until the election and qualification of such director's successor;

2.	Ratification of the selection of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3.	Approval, on an advisory basis, of the compensation of our named executive officers; and

4.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors has fixed April 27, 2020, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors, /s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr. Secretary

April 29, 2020

* We are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) pandemic and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold the 2020 Annual Meeting of Stockholders at the time, date or place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the Securities and Exchange Commission as additional proxy solicitation materials and posted on our website at http://ir.intest.com/annual-meeting-materials. If you are planning to attend the 2020 Annual Meeting of Stockholders, please check our website prior to the meeting date.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and mail your proxy card promptly in order that the necessary quorum may be represented at the meeting. If your shares are held in a brokerage account or by another nominee record holder, please be sure to mark your voting choices on the voting instruction card that accompanies this proxy statement. If you fail to specify your voting instructions for the election of directors or for Proposal 3, your shares will not be voted with respect to such proposals due to rules applicable to broker voting; or we may incur additional costs to solicit votes. The enclosed envelope requires no postage if mailed in the United States.

inTEST CORPORATION

804 East Gate Drive, Suite 200
Mt. Laurel, New Jersey 08054

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 24, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 24, 2020: Copies of this Proxy Statement and our 2019 Annual Report to Stockholders are available at http://ir.intest.com/annual-meeting-materials.

This proxy statement and the enclosed proxy card are intended to be sent or given to stockholders of inTEST Corporation (“inTEST”, “Company”, “we”, “us” or “our”) on or about May 20, 2020, in connection with the solicitation of proxies on behalf of the Board of Directors of inTEST (“Board of Directors” or “Board”) for use at our 2020 Annual Meeting of Stockholders (“Annual Meeting”), to be held on Wednesday, June 24, 2020, at 11:00 A.M. Eastern Daylight Time, in our offices located at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey.

We are actively monitoring the public health and travel concerns relating to the COVID-19 pandemic and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold the Annual Meeting at the time, date or place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the Securities and Exchange Commission as additional proxy solicitation materials and posted on our website at http://ir.intest.com/annual-meeting-materials. If you are planning to attend the Annual Meeting, please check our website prior to the meeting date.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING OF STOCKHOLDERS

The following questions and answers present important information pertaining to the meeting:

Q:	Who is entitled to vote?
A:	Stockholders of record as of the close of business on April 27, 2020 may vote at the meeting.

Q:	How many shares can vote?
A:

There were 10,416,983 shares issued and outstanding as of the close of business on April 27, 2020. Each stockholder entitled to vote at the meeting may cast one vote for each share owned which has voting power upon the matter in question and for the election of each director nominee, without cumulative voting.

Q:	What may I vote on?
A:	You may vote on the following matters:

● the election of the five directors who have been nominated to serve on our Board of Directors;

● the ratification of the selection of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020;

● the approval, on an advisory basis, of the compensation of our named executive officers; and

● any other business that may properly come before the meeting.

Q:	Will any other business be presented for action by stockholders at the meeting?
A:

Management knows of no business that will be presented at the meeting other than that which is set forth in this proxy statement. If any other matter properly comes before the meeting, the persons named in the accompanying proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Q:	How does the Board of Directors recommend that I vote on each of the proposals?
A:	The Board recommends a vote "FOR" each of the director nominees and “FOR” each of Proposals 2 and 3.

Q:	How do I vote my shares?
A:

The answer depends on whether you own your inTEST shares directly (that is, you hold stock certificates or your shares are registered directly in your name with our transfer agent) or if your shares are held in a brokerage account or by another nominee holder.

If you own inTEST shares directly (i.e. you are the registered stockholder): your proxy is being solicited directly by us, and you can vote by mail, by telephone or via Internet, as described below, or you can vote in person if you attend the meeting.

If you vote by mail, please do the following: (1) mark the boxes indicating how you wish to vote, (2) sign and date the enclosed proxy card, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares "FOR" each of the director nominees, “FOR” each of Proposals 2 and 3, and, in their discretion, on any other matter that properly comes before the meeting.

If you vote by telephone or via the Internet, you will find instructions on the enclosed proxy card that you should follow. There may be costs associated with telephonic or electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the stockholder.

If you hold your inTEST shares through a broker, bank or other nominee: you will receive a voting instruction card directly from your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. If you fail to specify your voting instructions for the election of directors or for Proposal 3, your broker cannot direct the voting of your shares. Therefore, please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting in these ways.

If you hold your inTEST shares through a nominee and want to vote at the meeting: you must obtain a "legal proxy" from the nominee recordholder authorizing you to vote at the meeting.

Q:	What if I want to change my vote or revoke my proxy?
A:

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before the meeting by (i) notifying our corporate Secretary, Hugh T. Regan, Jr., in writing, that you revoke your proxy, (ii) voting in person at the meeting, or (iii) submitting a new proxy card. You may contact our Transfer Agent, Computershare Investor Services, at (800) 589-9469, to get a new proxy card. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether your instructions are received by Internet, telephone, mail or in person. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:	What is a quorum?
A:

The presence at the meeting (in person or by proxy) of a majority of the shares entitled to vote at the meeting constitutes a quorum. A quorum must be present in order to convene the meeting. Both abstentions and broker non-votes (described below) are counted as present for determining the presence of quorum.

Q:	How will directors be elected?
A:	A plurality of the votes cast at the meeting is required for the election of directors. This means that the director nominee with the most votes for a particular director seat is elected to that seat.

Q:	How will the outcome of the proposal to ratify the selection of our independent registered public accounting firm be determined?
A:

To ratify the selection of the independent registered public accounting firm, a majority of the shares of stock that are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the ratification.

Q:	What vote is required to approve, on an advisory basis, the compensation of our named executive officers?
A:

To approve the compensation of our named executive officers, a majority of the shares of stock that are present in person or by proxy and entitled to vote at the meeting must be voted in favor of the proposal. The results of this stockholder vote are non-binding.

Q:	What is the effect if I fail to give voting instructions to my broker or other nominee?
A:

If your shares are held by a broker or other nominee, you must provide your broker or nominee with instructions on how to vote your shares for the election of directors and the advisory vote on executive compensation in order for your shares to be counted for such votes. Under rules applicable to discretionary voting by brokers, brokers do not have the discretion to vote client shares for the election of directors and on the advisory vote on executive compensation if the stockholder has not specifically instructed the broker how to vote. Consequently, brokers may vote only for the election of directors and Proposal 3, as specifically instructed by their clients.  If a stockholder fails to provide voting instructions to the broker on a matter that the broker does not have discretion to vote, this is referred to as a "broker non-vote".  Broker non-votes will have no effect on the outcome of the election of directors or the advisory vote on executive compensation.

Brokers and other nominee holders may use their discretion to vote on the proposal to ratify the selection of our independent registered public accounting firm if no instructions are provided.

Q:	What is the effect if I withhold or abstain my vote?
A:

Withheld votes will have no effect on the outcome of the election of directors. An abstention will have the effect of a "no" vote with respect to the ratification of the selection of our independent registered public accounting firm and the advisory vote on executive compensation.

Q:	Do the directors and officers of inTEST have an interest in the outcome of the matters to be voted on?
A:

Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for their service as directors as described later in this proxy statement under the heading "Director Compensation" and our officers and directors have received, and may continue to receive, awards under the inTEST Corporation Second Amended and Restated 2014 Stock Plan.

Q:	How many shares do the directors and officers of inTEST beneficially own, and how do they plan to vote their shares?
A:

Directors and executive officers, who, as of April 27, 2020, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following April 27, 2020) of approximately 5.5% of our outstanding common stock, are expected to vote, or direct the voting of their shares, in favor of the election of the five nominees for director set forth in this proxy statement, in favor of the ratification of the selection of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020 and in favor of the advisory vote on the compensation of our named executive officers.

Q:	Who will count the votes?
A:	Our transfer agent will count the votes cast by proxy. The Assistant Secretary of inTEST will count the votes cast in person at the meeting and will serve as the Inspector of Election.

Q:	Who can attend the meeting?
A:	All stockholders are invited to attend the meeting.

Q:	Are there any expenses associated with collecting the stockholder votes?
A:

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Officers and other employees of inTEST may solicit proxies in person or by telephone but will receive no special compensation for doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 27, 2020 (except where otherwise noted) by:

●	each of our named executive officers (as that term is defined later in this proxy statement under the heading "Executive Compensation");
●	each of our current directors and director nominees;
●	all directors and executive officers as a group; and
●	each stockholder known by inTEST to own beneficially more than 5% of our common stock.

Percentage ownership in the following table is based on 10,416,983 shares of common stock outstanding as of April 27, 2020.

We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by any person or group or persons and the percentage ownership of that person or group, shares of common stock subject to options held by such person or group or persons that are currently exercisable, or will become exercisable by June 26, 2020, are deemed to be beneficially owned by such person and outstanding for the calculation of such person's percentage ownership and for the percentage beneficially owned by all directors and executive officers as a group. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes following the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. Except as set forth in the footnotes following the table, the address of the beneficial owners is c/o inTEST Corporation, 804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey 08054.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percent of Class (Approx.)
Directors, Director Nominee and Named Executive Officers:
Steven J. Abrams, Esq. (3)	51,000	*
Jeffrey A. Beck (4)	22,500	*
Joseph W. Dews IV (5)	51,000	*
William Kraut (6)	49,200	*
Gerald J. Maginnis	-	-
James Pelrin (7)	245,449	2.3%
Hugh T. Regan, Jr. (8)	158,350	1.5%
All directors and executive officers as a group (6 individuals) (9)	577,499	5.5%

Principal Stockholders:
Thomas A. Satterfield, Jr. (10)	1,038,200	10.0%
Nokomis Capital, LLC (11)	964,924	9.3%
Renaissance Technologies LLC (12)	812,721	7.8%
Dimensional Fund Advisors LP (13)	640,151	6.1%
BlackRock, Inc. (14)	558,997	5.4%

* Denotes less than one percent of class.

(1)

Includes unvested shares of restricted stock ("Restricted Shares"). Until such shares are vested, the beneficial owner does not have investment power over the Restricted Shares. Notwithstanding the future vesting of such power, the beneficial owner presently has sole voting power over the unvested Restricted Shares. The grants of Restricted Shares (other than the Restricted Shares granted to non-employee directors on March 9, 2020 (the "2020 Director Shares")) provided for vesting in increments of 25% on each of the first four anniversaries of the grant date, subject to certain conditions, including, but not limited to, the continued employment by, or service to inTEST of the respective beneficial owner through each such vesting date, with full vesting upon death, disability or change of control. The 2020 Director Shares provided for 25% vesting on each of the following dates: March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 subject to certain conditions, including, but not limited to, the continued service to inTEST of the respective beneficial owner through each such vesting date.

(2)	Includes shares that may be acquired within sixty days after April 27, 2020 ("Option Shares") through the exercise of stock options.

(3)	Includes 6,750 Restricted Shares, all of which are 2020 Director Shares.

(4)	Includes 15,750 Restricted Shares, of which 6,750 are 2020 Director Shares.

(5)	Includes 6,750 Restricted Shares, all of which are 2020 Director Shares.

(6)	Includes 6,750 Restricted Shares, all of which are 2020 Director Shares. Mr. Kraut is not standing for reelection at the Annual Meeting.

(7)	Includes 52,060 Restricted Shares, 86,450 Option Shares and, as reported by the third-party Trustee of our 401(k) Plan as of March 31, 2020, 16,291 shares in the 401(k) Plan.

(8)	Includes 24,325 Restricted Shares and 52,350 Option Shares.

(9)	Includes 112,385 Restricted Shares and 138,800 Option Shares.

(10)

According to a Schedule 13G/A filed with the SEC on February 13, 2020, as of December 31, 2019, Thomas A. Satterfield, Jr. reported beneficial ownership of 1,038,200 shares of inTEST common stock. Of the total shares reported as beneficially owned, 30,000 shares are held jointly by Mr. Satterfield and his spouse; 100,000 shares are held by Tomsat Investment & Trading Co., Inc., a corporation wholly-owned by Mr. Satterfield and of which he serves as President; 400,200 shares are held by Caldwell Mill Opportunity Fund, which is managed by an entity of which Mr. Satterfield owns a 50% interest and serves as Chief Investment Manager. Additionally, Mr. Satterfield has limited powers of attorney for voting and disposition with respect to 375,000 shares held by A.G. Family L.P; 35,000 shares held by Jeanette Satterfield Kaiser; 18,000 shares held by Richard W. Kaiser; 10,000 shares held by David A. Satterfield; and 5,000 shares held by Henry Beck. These individuals and entities have the right to receive or the power to direct the receipt of the proceeds from the sale of their respective shares. Of the total shares reported as beneficially owned, Thomas A. Satterfield, Jr. reported having the sole voting power over 65,000 shares, the shared voting power over 973,200 shares, the sole dispositive power over 65,000 shares and the shared dispositive power over 973,200 shares. The principal address for Thomas A. Satterfield, Jr. is 2609 Caldwell Mill Lane, Birmingham, Alabama 35243.

(11)

According to a Schedule 13G/A filed with the SEC on February 14, 2020, as of December 31, 2019, Nokomis Capital, LLC, a limited liability company organized under the laws of the State of Texas, and Brett Hendrickson, the principal of Nokomis Capital, LLC, are the beneficial owners of 964,924 shares of inTEST common stock. Both Nokomis Capital, LLC, as the investment adviser to the Nokomis accounts, and Mr. Hendrickson, as principal of Nokomis Capital, LLC, may direct the vote and dispose of the 964,924 shares of common stock held by Nokomis accounts. The principal business office of Nokomis Capital, LLC is 2305 Cedar Springs Rd., Suite 420, Dallas, TX 75201.

(12)

According to a Schedule 13G/A filed with the SEC on February 13, 2020, as of December 31, 2019, Renaissance Technologies LLC ("RTC"), a Delaware limited liability company and Renaissance Technologies Holdings Corporation ("RTHC"), a Delaware corporation and the majority owner of RTC, reported they were the beneficial owners of 812,721 shares of inTEST common stock. Of the total shares reported as beneficially owned, RTC and RTHC reported having the sole voting power over 777,619 shares, the sole dispositive power over 811,840 shares and the shared dispositive power over 881 shares. The principal business office of RTC and RTHC is 800 Third Avenue, New York, NY 10022.

(13)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, as of December 31, 2019, Dimensional Fund Advisors LP (“DFA”), a Delaware limited partnership, reported they were the beneficial owners of 640,151 shares of inTEST common stock. DFA, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Of the total shares reported as beneficially owned, DFA reported having the sole voting power over 611,801 shares and the sole dispositive power over all 640,151 shares. The principal business office of DFA is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(14)

According to a Schedule 13G/A filed with the SEC on February 5, 2020, as of December 31, 2019, BlackRock, Inc., a Delaware corporation, reported that it was the beneficial owner of 558,997 shares of inTEST common stock acquired by three of its subsidiaries: BlackRock Fund Advisors, BlackRock Investment Management, LLC and BlackRock Institutional Trust Company is identified in Exhibit A to the Schedule 13G as beneficially owning 5% or greater of the outstanding shares of inTEST common stock. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. reports the sole voting power and the sole dispositive power over all of the 558,997 shares.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide that our Board of Directors shall consist of not less than five directors, as determined by the Board of Directors, and that each director shall hold office until the next Annual Meeting of Stockholders and until a successor shall be duly elected and qualified, or until his earlier resignation, retirement or removal. The number of directors that presently constitute the entire Board is five.

Listed below are the five nominees for director. The persons designated as proxies in the accompanying proxy card intend to vote "FOR" each such nominee, unless a contrary instruction is indicated on the proxy card. If for any reason any such nominee should become unavailable for election, the persons designated as proxies in the proxy card may vote the proxy for the election of another person nominated as a substitute by the Board of Directors, if any person is so nominated. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed their intention to serve the entire term for which election is sought.

Recommendation of the Board

The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board of Directors named below.

Nominees for Election

The names of the persons nominated for election are listed below, together with their ages and certain other information regarding the nominees.

Nominee	Age	Position
Steven J. Abrams, Esq.	52	Director
Jeffrey A. Beck	57	Director
Joseph W. Dews IV	53	Director
Gerald J. Maginnis	64	Director Nominee
James Pelrin	68	President, Chief Executive Officer and Director

Biographical and Other Information Regarding inTEST's Director Nominees

Biographical information regarding the business experience of each of our nominees and the primary aspects of each of our nominees' experience, qualifications, attributes or skills that led to the conclusion that each of our nominees should serve on our Board of Directors is set forth below.

Steven J. Abrams, Esq. was elected to serve as a director on January 8, 2013. In April 2016, Mr. Abrams joined Hogan Lovells US LLP as a partner. Prior to this, Mr. Abrams was a partner at Pepper Hamilton LLP for over 20 years where he was co-chair of the Corporate Securities and Life Sciences practice groups and a member of the Executive Committee. Mr. Abrams concentrates his legal practice on securities and merger and acquisition transactions. Mr. Abrams also counsels clients on governance, disclosure and transactional matters. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Abrams' over 20 years of experience as a corporate and securities attorney providing counsel to corporations and other business entities regarding governance, disclosure and transactional matters allows Mr. Abrams to make a valuable contribution as one of our directors.

Jeffrey A. Beck was elected to serve as a director on June 19, 2019. Since May 2018, Mr. Beck has been an operating advisor with Artemis Capital Partners, a lower middle market private equity firm specializing in industrial technology sectors. From October 2015 to April 2018, he was President and Chief Executive Officer of Astrodyne TDI Corporation, a private equity-owned manufacturer of high performance power supplies and systems utilized in semiconductor, aerospace, and medical markets. From March 2014 to October 2015, he was Chief Executive Officer of Presstek LLC, a manufacturer of digital offset presses, waterless printing plates, CTP hardware, and various plates for commercial applications. Mr. Beck also served as Chief Operating Officer of iRobot Corporation from March 2009 to December 2013. In addition, Mr. Beck was Senior Vice President/General Manager at AMETEK, Inc. from March 2004 to March 2009. Since March 2017, Mr. Beck has served on the board of directors, including the audit committee and compensation committee, of Soft Robotics, Inc., a venture capital-funded business focused on factory automation segments. He previously served on the board of directors, including the audit committee and nominating and governance committee, of SunEdison Semiconductor Limited, a leading manufacturer of semiconductor wafers. The Board believes that Mr. Beck’s extensive experience building and leading industrial technology and automation businesses allows him to make valuable contributions as one of our directors. Moreover, his prior public company board experience, which includes serving on the audit as well as nominating and governance committees, adds valuable perspective to critical board discussions, decisions and governance topics.

Joseph W. Dews IV was elected to serve as a director on April 10, 2014.  Mr. Dews has been a Managing Director at Craig-Hallum Capital Group, an investment bank, since May 2019. Prior to that, Mr. Dews was a Partner at AGC Partners from July 2012 until May 2019, and held various positions, including Managing Director and Partner, at ThinkEquity LLC from May 2007 to July 2012, both investment banks. Mr. Dews has acted as a strategic and financial advisor to numerous public and private technology companies in the U.S. and internationally, including assessing corporate strategies and evaluating options for fund raising, share repurchases and acquisitions of businesses. In addition to his experience as an investment banker, Mr. Dews has a technical background including a Bachelor of Science in Applied & Engineering Physics from Cornell University and approximately two years of experience in the semiconductor industry working as a Field Applications Engineer for Cirrus Logic KK. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Dews' over 20 years of experience as an investment banker and his familiarity with semiconductor and industrial technology businesses uniquely positions him to contribute strategic insight, acquisition knowledge, and other valuable contributions as one of our directors.

Gerald J. (Jerry) Maginnis is a nominee for director at the Annual Meeting. Since October 2015, Mr. Maginnis has served as a member of the Board of Directors of the Funds comprising the Cohen & Steers Mutual Fund Complex (the “Complex”). Since January 2019, he has served as the Chair of the Audit Committee of the 20 Funds within the Complex, including 8 closed-end Funds which are publicly traded on the New York Stock Exchange. From 2006 through his retirement in 2015, Mr. Maginnis served as the Managing Partner of the KPMG LLP’s (“KPMG”) Philadelphia Office. From 2002 until 2008, Mr. Maginnis served as the Partner in Charge of KPMG’s Pennsylvania Business Unit Audit Practice, which included the Firm’s offices in Philadelphia, Pittsburgh and Harrisburg. Prior to 2002, Mr. Maginnis was an audit partner at KPMG who concentrated on serving clients in the Information, Communications and Entertainment industries. From 2014 to 2015, Mr. Maginnis served as the President of the Pennsylvania Institute of Certified Public Accountants (“PICPA”), a State CPA Society. He currently serves as the Board Chair of the PICPA Foundation. From 2014 to 2017, he served as a member of the Council of the American Institute of Certified Public Accountants (“AICPA”). From 2015 through March 2020, Mr. Maginnis was a member of the Board of Trustees of the AICPA Foundation where he served as Treasurer from 2018-2020. Mr. Maginnis has also served as a member of the Advisory Board of the Raj and Kamla Gupta Governance Institute at Drexel University since 2010. And, since 2016, he serves as an Executive in Residence at Rowan University and the Chair of the University’s Accounting Advisory Board. Mr. Maginnis holds a BS from Saint Joseph’s University and is a Certified Public Accountant. The Board believes Mr. Maginnis’ considerable audit, accounting and leadership experience will enable him to make valuable contributions as one of our directors and as Chairman of our Audit Committee following the Annual Meeting.

James Pelrin was elected as President and Chief Executive Officer of the Company effective January 1, 2018 and as a director on May 16, 2017. He served as our Chief Operating Officer from May 2017 and as our Executive Vice President from November 2015, in each case until December 2017. Prior to that, Mr. Pelrin served as Vice President from August 2006 until November 2017 and as General Manager - Thermal Products Segment from November 2004 until May 2017. In addition, Mr. Pelrin has served as President of our subsidiary, Temptronic Corporation, since December 2008. Prior to that, Mr. Pelrin served as the General Manager of Temptronic Corporation since joining us in October 2001. From July 1999 to June 2001, Mr. Pelrin served as Vice President and General Manager of Accusonic Technologies, Inc., a privately held company that designs and manufactures hydro-acoustic measurement systems. Prior to working for inTEST in the automated test equipment and thermal solutions industries, Mr. Pelrin held senior management positions in a variety of high-tech electronic industries around the globe including the U.K., Canada and Mexico. Among other attributes, skills, experiences and qualifications, the Board believes that Mr. Pelrin’s education and experience in international business management throughout his over 40 year career, breadth of knowledge of inTEST’s products, operations and markets, and his in depth knowledge of a variety of technically sophisticated industries will enable him to help guide and execute corporate strategies and make valuable contributions as one of our directors.

Director Independence

Our Board of Directors has determined that each of the current directors and those who served as such in 2019 as well as our new director nominee, Mr. Maginnis, meets the independence requirements of the NYSE American Listing Rules (the "NYSE American Rules"), with the exception of Mr. Pelrin, our current President and Chief Executive Officer, and Mr. Robert E. Matthiessen, our former President and Chief Executive Officer, who served as a director in 2019. In making the foregoing determination, the Board did not identify any matters, transactions, relationships or arrangements that needed to be considered in determining independence of such persons.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.intest.com, the Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairperson of the Board and President and Chief Executive Officer based upon the circumstances. As of the date of this proxy statement, the offices of Chairman and President and Chief Executive Officer are held by two separate individuals. Joseph W. Dews IV, an independent director, serves as the Chairperson of the Board, and James Pelrin serves as the President and Chief Executive Officer of the Company. The Board believes the separation of the roles is the most appropriate structure at this time as it allows the Company’s Chairperson to lead the Board’s responsibilities for reviewing, approving and monitoring fundamental financial and business strategies allowing the President and Chief Executive Officer to focus primarily on establishing and implementing the Company’s strategic plan and on day-to-day operations.

Risk Oversight

Management is responsible for the day-to-day management of risks that we face, while the Board of Directors, as a whole and through its Committees, has responsibility for the oversight of risk management. Management attends regular Board and Committee meetings and discusses with the Board or appropriate Committees the various risks confronting inTEST, including the operational, legal, market and competitive risks that we face. In addition, the Audit Committee regularly considers major financial risk exposures and the steps management has taken to monitor and control such risks. The Audit Committee also provides oversight of the Risk and Information Security Committee, formerly named the Cyber Security Committee, which is composed of the Chair of the Audit Committee and senior members of management and which, among other responsibilities, monitors and reviews (i) the Company’s IT internal controls to protect the Company’s information and proprietary assets, (ii) the Company’s IT risk tolerances, and (iii) compliance with international, federal, state, and local information security requirements. The Compensation Committee provides oversight of risks related to our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risks associated with our corporate governance practices and the independence of directors.

Transactions with Related Persons

We have not entered into any transactions with a related person since January 1, 2018, nor are we otherwise a participant in a current transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest. For purposes of this paragraph, a related person includes any executive officer, director or nominee for director, any greater than 5% beneficial owner of our common stock, and any immediate family or household member of any of the foregoing.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Currently, our Board of Directors has three standing Committees: Audit, Compensation and Nominating and Corporate Governance. Copies of the charters of each of the current committees are posted on our website: www.intest.com.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial management and controls. The Audit Committee's primary oversight responsibilities relate to the integrity of our accounting and financial reporting processes, audits of our financial statements, and systems of internal control over financial reporting and accounting matters, and the independence, qualifications, retention, and performance of our independent registered public accounting firm. During 2019, the members of the Audit Committee until June 19, 2019 were William Kraut (Chairperson), Steven J. Abrams and Joseph W. Dews IV. Following his election to the Board on June 19, 2019, Jeffrey A. Beck replaced Mr. Dews as a member of the Audit Committee. Since Mr. Kraut will not stand for reelection at the Annual Meeting, the nominee for director, Mr. Maginnis, upon election would be added to the Audit Committee and become its Chairperson. The Board of Directors has determined that both Messrs. Kraut and Maginnis meet the criteria of an "audit committee financial expert" as that term is defined in Item 401 of Regulation S-K. The Board of Directors has also determined that each of the members of the Audit Committee is independent within the meaning of the NYSE American Rules. The Audit Committee held eleven meetings during 2019.

The Compensation Committee is appointed by the Board of Directors to review, evaluate, and approve the compensation and benefit programs of our executive officers, to administer our equity based compensation plans, to review and recommend to the Board of Directors changes to our director compensation and to review the annual disclosures regarding the compensation of the Company’s executive officers to be included in inTEST’s annual proxy statement and Annual Report on Form 10-K. During 2019, the members of the Compensation Committee until June 19, 2019 were Joseph W. Dews IV (Chairperson), Steven J. Abrams and William Kraut. Following his election to the Board on June 19, 2019, Jeffrey A. Beck replaced Mr. Kraut as a member of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE American Rules, including the stricter requirements of Section 803 of the NYSE American Company Guide, which are not applicable to smaller reporting companies, but which we have adopted as the standard of independence for this Committee. The Compensation Committee held six meetings during 2019.

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to select the director nominees to be presented for election at future annual meetings of stockholders, to review and assess our corporate governance procedures and to oversee annual evaluations of the Board and director self-assessments. During 2019, the members of the Nominating and Corporate Governance Committee were Steven J. Abrams (Chairperson), William Kraut, and Joseph W. Dews IV. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE American Rules. See "Nominating Procedures" for information regarding the process for identifying and evaluating nominees, procedures for stockholder nominations and director qualifications. The Nominating and Corporate Governance Committee held one meeting during 2019.

Board Meetings

During the year ended December 31, 2019, the Board of Directors held a total of seventeen meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of any committee of which he was a member, which were held during the time in which he was a director or a committee member, as applicable.

All members of the Board of Directors are encouraged, but not required, to attend our annual meeting of stockholders, and may do so in person or by phone. All of our directors attended the 2019 Annual Meeting of Stockholders held on June 19, 2019 in person or by phone.

Director Stock Ownership Guidelines

On January 14, 2019, the Board approved stock ownership guidelines (the “Ownership Guidelines”) for non-employee directors. The ownership target under the Ownership Guidelines for each non-employee director is five times the annual cash retainer for non-employee directors. Non-employee directors have five years to achieve the ownership target from the later of the date on which the Ownership Guidelines were approved or a director joined the Board. Sales of the Company’s stock by non-employee directors are allowed only after each director reaches his ownership target. Such sales of the Company’s stock are allowed, however, prior to the achievement of the ownership target for the purpose of covering taxes due on vesting restricted stock awards and pursuant to any existing trading plans. Each of our non-employee directors as of December 31, 2019 was in compliance with the Ownership Guidelines, except for Mr. Beck, who is within the five-year phase-in period.

Employee, Officer and Director Hedging

The Board believes it is improper and inappropriate for any director, officer or other employee to engage in short-term or speculative transactions involving inTEST’s securities. As such, inTEST’s insider trading policy prohibits directors and employees, including executive officers, from engaging in any hedging or monetization transactions involving inTEST’s securities, purchases on margin or pledging of securities, short sales, buying or selling put or call options and (i) selling equity securities of the Company sooner than six months after last acquiring such equity securities or (ii) buying equity securities of the Company sooner than six months after last selling such equity securities.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board of Directors, or with a particular director, may send a letter addressed to our Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, NJ 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder Board Communication" or "Stockholder Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed. If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is "confidential." The Secretary will then forward such communication, unopened, to the directors, or director, specified on the envelope, or if none, to the Chairperson of the Board of Directors.

Compensation Procedures

During 2019, the Compensation Committee was comprised, and presently is comprised, solely of independent directors. Under Delaware state law, the Compensation Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee. No such delegation of authority to a subcommittee has occurred. All decisions regarding the compensation of our executive officers are approved by the Compensation Committee.

As a general matter, changes to director compensation are periodically considered by the Compensation Committee and recommended to the Board of Directors for approval. Any change in the compensation of any director or any group of directors is approved by a majority of non-interested directors, and, if such recommendation applies to the compensation of all directors, by a majority of the independent directors in addition to a majority of the directors then in office.

In 2018, the Compensation Committee retained Radford, a unit of Aon plc, as its independent compensation consultant to advise it regarding current best practices for executive and director compensation arrangements and to review and make recommendations regarding the amount, type and structure of compensation to be paid to the Company's executive officers and directors in 2019. At the direction of the Compensation Committee, Radford compared the levels of compensation of the executive officers and directors to market based data available in the Radford Global Technology Survey for similarly-sized companies and provided the Compensation Committee with peer group data regarding compensation arrangements, plans, and amounts.

The Compensation Committee determined that Radford does not provide any material services to management or the Company, and that Radford does not have any business or personal relationship with any member of the Compensation Committee or management or otherwise have any conflict of interest in performing its services for the Compensation Committee.

Nominating Procedures

Generally, in order to identify and evaluate director nominees, our Nominating and Corporate Governance Committee (which is comprised solely of independent directors) assesses the qualifications, expertise, performance and willingness to serve of each current director or candidate. If as a result of such assessment, or at any other time during the year, the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, a search will be initiated utilizing appropriate staff support, input from other directors, senior management, and outside contacts, consideration of nominees previously submitted by stockholders, and, if deemed necessary or appropriate, retention of a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will be identified and reviewed by the Nominating and Corporate Governance Committee and the Board. The candidates will be prioritized and a determination made as to whether a member of the Nominating and Corporate Governance Committee, another director or member of senior management has a relationship with the preferred candidate and can initiate contacts. If not, contact may be initiated by the Company or the search firm. The Chairman and one or more members of the Nominating and Corporate Governance Committee or the Board will interview any prospective candidates. Evaluations and recommendations of the interviewers will be shared with all members of the Nominating and Corporate Governance Committee for final evaluation. The Nominating and Corporate Governance Committee will then meet to determine which candidate (or candidates) to select. The Nominating and Corporate Governance Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

Each of the incumbent nominees for director included in this proxy statement was recommended for re-election by the Nominating and Corporate Governance Committee. Mr. Maginnis, a first-time nominee, was initially identified by the Chief Financial Officer, and was then evaluated and considered by the Nominating and Corporate Governance Committee, which subsequently unanimously recommended him for election. The full Board of Directors, including the President and Chief Executive Officer, unanimously approved all of the nominees for election by the stockholders of the Company, as recommended by the Nominating and Corporate Governance Committee.

Stockholder recommendations with regard to director candidates may be submitted in writing to the Secretary of inTEST for consideration by the Nominating and Corporate Governance Committee. Each such recommendation should include the following information: (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of inTEST which are beneficially owned by each such nominee, (iv) the qualifications of such nominee for service on the Board of Directors, (v) the name and residence address of the proposing stockholder(s), (vi) the number of shares of common stock owned by the proposing stockholder(s), and (vii) such other information as the stockholder making such recommendation believes would be relevant to the consideration of such candidate.

Director candidates must meet certain minimum qualifications, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating and Corporate Governance Committee may consider a variety of other qualities and skills, including (i) expertise in finance, economics, technology or markets related to the business in which inTEST and its subsidiaries may engage, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and inTEST's charter and bylaws. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, both geographic and demographic (including, without limitation race, gender and national origin), expertise and experience.

Stockholders who wish to make nominations to be considered at the 2021Annual Meeting of Stockholders may do so by following the procedures set forth in our bylaws. See "Information Regarding Deadlines and Procedures for Submission of Stockholder Proposals and Nominations of Directors" for additional information regarding the deadlines and notice procedures.

Changes to Board Structure and Committee Compositions Following the Annual Meeting

In light of the fact that Mr. Kraut, our current Audit Committee Chairperson and financial expert and a member of the Nominating and Corporate Governance Committee, is not standing for reelection at the Annual Meeting, subject to and upon the election of each director nominee to the Board at the Annual Meeting, the Committee compositions following the Annual Meeting will be as follows:

Audit Committee Gerald J. Maginnis (Chair) Steven J. Abrams, Esq. Jeffrey A. Beck	Compensation Committee Joseph W. Dews IV (Chair) Steven J. Abrams, Esq. Jeffrey A. Beck

Nominating and Corporate Governance Committee Steven J. Abrams, Esq. (Chair) Joseph W. Dews IV Gerald J. Maginnis

AUDIT COMMITTEE REPORT

The Audit Committee reviewed our audited consolidated financial statements for the year ended December 31, 2019 and met with both management and RSM US LLP ("RSM"), our independent registered public accounting firm, to discuss those financial statements. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC, as well as RSM's report included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedule. The Audit Committee has discussed with RSM the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received the written disclosures and the letter from RSM required by the PCAOB regarding RSM's communications with the Audit Committee concerning independence, and has discussed with RSM their independence.

Based on these reviews and discussions with management and RSM, the Audit Committee recommended to our Board of Directors (and the Board approved) that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee:
William Kraut, Chairman
Steven J. Abrams, Esq.
Jeffrey A. Beck

EXECUTIVE OFFICERS OF inTEST

Our executive officers and their ages are as follows:

Name	Age	Position
James Pelrin	68	President, Chief Executive Officer and Director
Hugh T. Regan, Jr.	60	Secretary, Treasurer and Chief Financial Officer

Biographical and Other Information Regarding inTEST's Executive Officers

Executive officers are appointed by the Board of Directors. Each executive officer is appointed to serve at the will of the Board of Directors.

James Pelrin. See "Biographical and Other Information Regarding inTEST's Director Nominees" above.

Hugh T. Regan, Jr. has served as our Treasurer and Chief Financial Officer since joining us in April 1996 and has served as Secretary since December 1999. From 1985 to April 1996, Mr. Regan served in various financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996.

EXECUTIVE COMPENSATION

Executive Summary

Since 2016, the Compensation Committee has retained an independent compensation consultant, Radford, to review our executive compensation structure and recommend changes to the structure and manner of compensating our executive officers. In March 2019, as a result of the Compensation Committee's analysis of the information provided by, and the recommendations of Radford, the Compensation Committee adopted a compensation program for 2019 for our executive officers that aligns executive officer compensation with competitive market practices and specific objectives of the Company in addition to aligning our executive officers' long-term interests with those of our stockholders by targeting pay for performance. Based on the recommendations of Radford and discussions among the Compensation Committee and management, the Company’s executive compensation program focused on the following for 2019:

●

Compensation levels were benchmarked to market survey data based on a group of public capital equipment, semiconductor, network equipment, computer and communications companies with a median headcount of 186, median revenues of $59 million and a median market capitalization of $96 million;

●	All elements of compensation - salary, bonus, total cash, long-term incentives and total direct compensation, were compared to the market;
●	An annual incentive plan was applied with competitive targets as summarized below; and
●	Long-term incentive guidelines were adopted for the executive officers as described below.

Overview of the Executive Compensation Program

The executive compensation program is designed to reflect the performance of the Company and align the executive officers' interests with those of our stockholders. To achieve these ends, the executive compensation program consists of three components: base salary, performance-based short-term incentives, and long-term incentives, as more fully described below. While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and a mix of various forms of equity compensation. In addition, consistent with market practices, the Compensation Committee believes that executive officers who have greater and more direct impact and ability to influence the Company's overall performance should receive a significant proportion of equity-based compensation relative to their total compensation, thus seeking to align the executive officers' incentives and impact with the value they bring to Company-wide performance.

The components of our 2019 Executive Compensation Plan were as follows:

Base Salary

Individual base salaries were increased to within competitive, targeted ranges in 2019. Base salaries, which are established at hire, are reviewed and adjusted periodically by the Compensation Committee based on a variety of factors which may include competitiveness, individual performance, tenure, overall Company performance, internal positioning and other factors.

Short-Term Incentives

Annual incentive percentages of base salary, Company and business unit performance targets, and strategic performance criteria are established for short-term incentive compensation. Cash incentives are intended to reward the achievement of annual Company financial goals as well as individual accomplishments and contributions. For 2019, Company goals were based on net revenue and earnings before income tax targets and attainment of certain strategic objectives of the Company.

Long-Term Incentives

Equity-based compensation serves to link the interests of the executives and our stockholders and focuses the executives on the long-term appreciation of the Company's stock. For 2019, equity-based compensation was awarded in the form of restricted stock and stock options.

Philosophy

The Compensation Committee is committed to the general principle that executive compensation should be commensurate with the Company's performance and the performance of the individual executive officer. The primary objectives of our executive compensation program are to:

●	attract and retain executive officers who demonstrate the leadership and management skills necessary to drive our long-term success;
●	reward the achievement of our business goals and individual contributions toward achievement of those goals; and
●	provide compensation opportunities linked to the Company's performance and the interests of our stockholders.

Our pay philosophy is for the total cash compensation (base salary plus short-term incentive compensation) of our named executive officers to be targeted to the market median for similarly situated companies, with long-term (equity-based) incentive compensation to increase at a reasonable rate on an annual basis until it reaches the market median for similarly situated companies.

Underlying our executive compensation program is the philosophy that the interests of our stockholders are best served by a program that includes a significant variable component based on our performance. As a result, our executives have a significant portion of their compensation "at risk," either through the variability of the short-term incentive portion of the plan, or subject to the movement in the price of the Company's stock through the long-term incentive portion of the plan. Amounts paid under the plan are further subject to repayment or "claw back" as needed to comply with all applicable laws and regulations.

Accordingly, and as more fully described below, the Compensation Committee approved the following compensation arrangements for our executive officers for 2019, who we refer to as our “named executive officers” (“2019 Executive Compensation Plan”).

2019 Executive Compensation and Equity Awards

Name and Title	Annual Base Salary	Restricted Stock Awarded		Options Awarded
James Pelrin, President and CEO	$340,000	31,100	(1)	93,200	(1)(2)
Hugh T. Regan, Jr., Secretary, Treasurer and CFO	$265,000	13,200	(1)	39,400	(1)(2)

(1)	The shares of restricted stock and stock options vest in equal increments over four years beginning on the first anniversary of the awards on March 11, 2020.
(2)	The exercise price is $7.13, which was the closing price of our common stock on the date of grant, March 11, 2019.

Description of the Short-Term Incentive Portion of the 2019 Executive Compensation Plan

The following is a summary of the short-term incentive portion of our 2019 Executive Compensation Plan:

●	Target incentive opportunity of 70% of base salary for the CEO and 55% of base salary for the CFO.
●

Performance bonus payment based upon satisfaction of the following weighted performance metrics: 60% on the achievement of net revenue and earnings before income tax targets in a performance matrix (financial performance), 15% on completion of an acquisition in 2019 (strategic performance), 15% on implementation of Ambrell Corporation (“Ambrell”) strategy with respect to operations , and 10% on the achievement of increased chiller product revenues and the minimum aggregate gross margin on those revenues.

●	Minimum financial performance thresholds beginning at 80% for both the net revenue target and earnings before income tax targets.
●	At minimum financial performance, a named executive officer would earn 0% of his target incentive opportunity for financial performance if none of the performance metrics are satisfied.
●	Maximum financial performance limits at 120% for both the net revenue and earnings before income tax targets.
●	At maximum financial performance, a named executive officer could earn 150% of his target incentive opportunity for financial performance.
●	The strategic performance goal was the consummation of an acquisition of a company or assets of a company in 2019 that generated minimum trailing twelve months revenues of $5,000,000.
●	Each of the named executive officers shared the same financial and strategic performance goals.

The following matrix shows the payout opportunity for the financial performance portion of the short-term incentive program.

		Net Revenue v. Target
		<80%	80%	90%	100%	110%	120%
Earnings	<80%	0%	0%	0%	0%	0%	0%
Before	80%	0%	50%	63%	75%	88%	100%
Income Taxes	90%	0%	63%	75%	88%	100%	113%
v.	100%	0%	75%	88%	100%	113%	125%
Target	110%	0%	88%	100%	113%	125%	138%
	120%	0%	100%	113%	125%	138%	150%

For 2019, the net revenue target was $80.8 million and the actual net revenues were $60.7 million and the earnings before income taxes target was $11.2 million and the actual earnings before income taxes were $3.2 million. The actual earnings before income taxes for 2019 were adjusted for acquisition-related expenses relating to our ongoing acquisition-related activities in 2019 as well as adjustments to the contingent consideration related to the acquisition of Ambrell in May 2017. Adjusted actual earnings before income tax is a non-GAAP financial measure presented to provide investors with meaningful supplemental information in order to provide them with an understanding of the basis for the computation of the bonus amounts determined for the financial performance goal of the short-term incentive program.

In the case of adjusted actual earnings before income tax, we adjusted our 2019 actual earnings before income tax to eliminate the impact of 2019 acquisition-related expenses and adjustments to the contingent consideration paid related to the Ambrell acquisition so that our Compensation Committee could compare the 2019 target earnings before income tax with 2019 actual earnings before income tax computed on a consistent basis. The adjustments to the 2019 actual earnings before income tax were made because the 2019 target earnings before income tax did not include any projected acquisition-related expenses nor any estimate of the adjustment to the contingent consideration related to the Ambrell acquisition.

The adjusted actual earnings before income tax is provided as a complement to actual net earnings before income tax provided in accordance with GAAP and is used by the Compensation Committee to make compensation decisions with respect to the short-term incentive program. A summary of the results of the financial performance goals and a reconciliation of adjusted actual earnings before income tax to actual earnings before income tax, which is the most directly comparable GAAP measure, is contained in the table below. The amounts in the table below are in thousands with the exception of percentages:

2019 Target net revenues		$80,773
2019 Actual net revenues		60,660

Actual net revenues shortfall of target		$(20,113)
Percentage of adjusted actual net revenues shortfall of target		75.1%

2019 Target earnings before income tax		$11,221
2019 Actual earnings before income tax	$2,549
Add-back: Acquisition related expenses	683
Less: Contingent consideration adjustment	(48)
2019 Adjusted actual earnings before income tax		3,183

Adjusted actual earnings before income tax shortfall of target		$(8,038)
Percentage of adjusted actual earnings before income tax shortfall of target		28.4%

Accordingly, for the short-term incentive program, the financial performance goals described above, which were weighted at 60%, the completion of an acquisition in 2019, which was weighted at 15%, and the increase in chiller product revenue and minimum aggregate gross margin on such revenues, which was weighted at 10% were not achieved. The implementation of the Ambrell strategy with respect to operations, which was weighted at 15%, was achieved at 100%.

As a result, payouts for 2019 were as follows:

Name	Target Bonus	Actual Payout	Actual as a % of Target
James Pelrin	$238,000	$35,700	15%
Hugh T. Regan, Jr.	$145,750	$21,863	15%

Description of Long-Term Incentive Portion of the 2019 Executive Compensation Plan

As part of Radford’s scope of work, the Compensation Committee sought the consultant’s advice and recommendations on the use of equity-based compensation for the executive officers. With such input from Radford, the Compensation Committee determined that:

●	A regular program of long-term incentive awards would increase the linkage between the pay of the executive officers and the performance delivered to our stockholders;
●	Stock options would be effective as a tool to reward the executive officers for focusing on growing the value of the Company over the long term; and
●	Shares of restricted stock would be effective as a tool to provide both retention and increase the immediate connection between the executives and the stockholders.

Accordingly, the Compensation Committee continued to compensate its named executive officers through the grant of stock options and shares of restricted stock as set forth above in the 2019 Executive Compensation and Equity Awards table.

Tables and Additional Narrative Discussion

The following tables and discussions set forth certain information with respect to the compensation we paid, or recognized as an expense in accordance with Accounting Standards Codification (“ASC”) Topic 718 (Compensation – Stock Compensation), to the executive officers listed in the table below who were serving as such at December 31, 2019. These executive officers are referred to as our “named executive officers.”

Summary Compensation Table For the Fiscal Year Ended December 31, 2019

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Stock Options	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
		($)	($)	($)(A)	($)(B)	($)(C)		($)		($)
James Pelrin	2019	$340,000	-	$221,743	$291,716	$35,700	(1)	$8,673	(2)	$897,832
President and Chief Executive Officer	2018	315,000	-	174,070	219,849	204,750	(1)	8,385	(2)	922,054

Hugh T. Regan, Jr.	2019	$264,770	-	$94,116	$123,322	$21,863	(1)	$4,750	(3)	$508,821
Secretary, Treasurer and Chief Financial Officer	2018	254,844	-	92,105	116,242	140,250	(1)	17,500	(3)	620,941

(A)

Restricted stock awards issued to our named executive officers vest 25% upon each of the next four anniversaries of the date of grant subject to certain conditions. The above amounts represent the fair market value of the restricted stock based on the closing price of our stock on the date of grant as computed in accordance with ASC Topic 718. On March 11, 2019, Mr. Pelrin was issued 31,100 shares of restricted stock and Mr. Regan was issued 13,200 shares of restricted stock. On March 12, 2018, Mr. Pelrin was issued 20,600 shares of restricted stock and Mr. Regan was issued 10,900 shares of restricted stock. For 2019 and 2018, the closing prices on the dates of grant were $7.13 and $8.45, respectively. For a discussion of assumptions made in the foregoing valuations, see Note 12 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 23, 2020.

(B)

Stock option awards issued to our named executive officers vest 25% upon each of the next four anniversaries of the date of grant. On March 11, 2019, Mr. Pelrin was issued 93,200 options and Mr. Regan was issued 39,400 options. On March 12, 2018, Mr. Pelrin was issued 60,900 options and Mr. Regan was issued 32,200 options. The per share fair value of the stock options granted were estimated at the date of grant using the Black-Scholes option pricing model. Based on this method, for 2019 and 2018, the per share weighted average fair value was $3.13 and $3.61, respectively. For a discussion of assumptions made in the foregoing valuations, see Note 12 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 23, 2020.

(C)

The material terms of the non-equity incentive plan awards, including a general description of the formula and criteria that was applied in determining the amounts paid, are described above under the heading “Description of the Short-Term Incentive Portion of the 2019 Executive Compensation Plan”.

(1)	The amounts consist of the cash incentive portion of the Executive Compensation Plans of 2019 and 2018 paid in March 2020 and 2019, respectively.

(2)	Consists of $4,750 for matching contributions to Mr. Pelrin’s 401(k) plan account in both 2019 and 2018. Also consists of $3,923 and $3,635 for unused sick days in 2019 and 2018, respectively.

(3)	Consists of $4,750 for matching contributions to Mr. Regan’s 401(k) plan account in both 2019 and 2018. Also consists of $12,750 of vacation buyback offered to all employees in 2018.

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended December 31, 2019

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
James Pelrin	5,400	1,800	$4.37	1/21/2026	2,400	(2)	$14,280
	17,000	17,000	$6.35	3/14/2027	5,750	(3)	$34,213
	15,225	45,675	$8.45	3/11/2028	15,450	(4)	$91,928
	-	93,200	$7.13	3/10/2029	31,100	(5)	$185,045

Hugh T. Regan, Jr.	4,050	1,350	$4.37	1/21/2026	1,800	(2)	$10,710
	14,000	14,000	$6.35	3/14/2027	4,750	(3)	$28,263
	8,050	24,150	$8.45	3/11/2028	8,175	(4)	$48,641
	-	39,400	$7.13	3/10/2029	13,200	(5)	$78,540

(1)	Based on the closing share price on December 31, 2019 of $5.95.
(2)

Represents the unvested portion of restricted stock that was granted on January 22, 2016 under the 2007 Stock Plan and the Second Amended and Restated 2014 Stock Plan. These shares vested on January 22, 2020.

(3)

Represents the unvested portion of restricted stock that was granted on March 15, 2017 under the Second Amended and Restated 2014 Stock Plan. These shares will vest in equal portions on March 15, 2020 and 2021.

(4)

Represents the unvested portion of restricted stock that was granted on March 12, 2018 under the Second Amended and Restated 2014 Stock Plan. These shares will vest in equal portions on March 12, 2020, 2021 and 2022.

(5)

Represents the unvested portion of restricted stock that was granted on March 11, 2019 under the Second Amended and Restated 2014 Stock Plan. These shares will vest in equal portions on March 11, 2020, 2021, 2022 and 2023.

Employment Agreements. We have not entered into any employment agreements with our named executive officers. However, as discussed in the “Potential Payments upon Termination Following a Change of Control” section below, we have entered into agreements with our named executive officers that provide for the payment of certain benefits in the event of termination of employment following a change in control.

Retirement Benefits. Our named executive officers are provided retirement benefits under the tax-qualified 401(k) plan provided to our other domestic employees. Messrs. Pelrin and Regan are subject to provisions that allow participants to make contributions from their own salary on a pre-tax basis and provide a discretionary employer matching contribution not to exceed $4,750 a year. The amount of employer contributions made to our 401(k) plans for our named executive officers for 2019 and 2018 are included in the column entitled “All Other Compensation” in the Summary Compensation Table above. We do not provide any other retirement benefits to our named executive officers.

Potential Payments upon Termination Following a Change of Control. We have Change of Control Agreements in place with Messrs. Pelrin and Regan (“Change of Control Agreements”). These Change of Control Agreements were amended and restated in April 2020 to align with the amendments to our Second Amended and Restated 2014 Stock Plan approved at the 2019 Annual Meeting of Stockholders, as well as to correct technical and grammatical items. The Change of Control Agreements provide for the payment of certain benefits upon the executive officer’s separation from service by us without Cause or by the executive officer for Good Reason within two years following a Change of Control. These benefits consist of the continuation of the executive officer’s base salary and continued coverage under group benefit plans for the one year period following the separation of such executive officer’s service from the Company and payment of the variable performance based compensation that he would have earned for such one year period.

Under the Change of Control Agreements, a “Change of Control” occurs in the event of:

●	our dissolution or liquidation;
●	the sale of substantially all of our assets, except to a stockholder who as of the date of the Change of Control Agreements owned 20% or more of our stock (a “Related Person”);
●	our merger or consolidation with another company unless our stockholders own stock in that company in the same proportion that they own stock in us prior to the transaction;
●	any person or entity other than a Related Person obtains the voting control of 40% or more of our stock; or
●	our directors and those persons our directors may nominate to become our directors, cease to comprise a majority of our Board members.

Under the Change of Control Agreements, a termination for “Cause” means the executive’s termination by us because of an act of fraud upon inTEST, a violation of inTEST’s Code of Ethics, willful refusal to perform the duties assigned to him by the Board or conviction for any crime involving dishonesty or breach of trust or for any crime that is a felony or of moral turpitude.

The term “Good Reason” under the Change of Control Agreements means a material adverse change in an executive’s status, responsibilities or benefits; a failure to be nominated or elected to his current officer position; a requirement to report to anyone other than his direct report; an assignment of duties inconsistent with his current officer position; any reduction in base salary, variable component or formula for determining the variable component which would have the effect of reducing his variable component, or other reduction in compensation or benefits; or a requirement to relocate more than thirty miles from his current office.

The benefits payable under the Change of Control Agreements are subject to the release of any claims that the named executive officers may have against us pursuant to the agreements as we may request. Benefits will be reduced or eliminated to the extent that comparable benefits are received from another source. Furthermore, the benefits will be reduced to the extent that the payments would not be deductible by us (in whole or in part) under Section 280G of the Internal Revenue Code.

Also in the event of a Change of Control, all equity awards issued to our named executive officers become 100% vested.

DIRECTOR COMPENSATION

In 2019, non-employee directors received an annual retainer of $25,000, the Chairperson of the Board received an additional annual retainer of $40,000. The annual retainer for lead independent director was eliminated in June 2019, as an independent director was appointed as Chairperson in 2019. The Chair of each of the Committees of the Board are paid an additional annual fee as follows: the Chair of the Audit Committee receives an additional annual fee of $20,000 and the Chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receive an additional annual fee of $10,000, respectively. The members of the Committees, other than the Chairs, receive additional annual fees of: $10,000 for members of the Audit Committee and $5,000 for members of each of the Compensation Committee and Nominating and Corporate Governance Committee, respectively. Also, in March 2019, based upon the evaluation and recommendation of Radford, the Compensation Committee recommended, and the Board of Directors approved, the award of 9,000 shares of restricted stock to each of the non-employee directors to further align their interests with those of our stockholders. Such shares vested 25% on each of the following dates: March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 subject to certain conditions, including, but not limited to, the continued service to inTEST of the respective non-employee director through each such vesting date. On July 31, 2019, the Compensation Committee recommended, and the Board of Directors approved, two restricted stock awards to the then newly elected director, Jeffrey A. Beck: (1) 4,500 shares of restricted stock to vest 50% on each of the following dates -September 30, 2019 and December 31, 2019; and (2) a new director award of 9,000 shares of restricted stock to vest 25% annually beginning on July 31, 2020. In addition, the Company reimburses non-employee directors’ travel expenses and other costs associated with attending Board or committee meetings. The Company does not pay additional compensation to any executive officer for service as a director.

The following table sets forth the compensation earned by, or paid to, the members of our Board of Directors, who are not executive officers, for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		All Other Compensation ($)	Total ($)
Steven J. Abrams, Esq.	$50,000	(1)	$64,170	(A)	$--	$114,170
Jeffrey A. Beck	$21,333	(2)	$61,155	(B)	$--	$82,488
Joseph W. Dews IV	$66,000	(3)	$64,170	(A)	$--	$130,170
William Kraut	$57,000	(4)	$64,170	(A)	$--	$121,170
Robert E. Matthiessen	$30,333	(5)	$64,170	(A)	$--	$94,503

(A)

These amounts represent the fair market value of the award of restricted stock based on the closing price of our common stock on the date of grant of $7.13 as computed in accordance with ASC Topic 718.

(B)

These amounts represent the fair market value of the award of restricted stock based on the closing price of our common stock on the date of grant of $4.53 as computed in accordance with ASC Topic 718.

(1)

Consists of $25,000 annual retainer, $10,000 for service as Chair of the Nominating and Corporate Governance Committee, $10,000 for service as a member of the Audit Committee, and $5,000 for service as a member of the Compensation Committee.

(2)

Consists of $13,333* annual retainer, $5,333* for service as a member of the Audit Committee, and $2,667* for service as a member of the Compensation Committee, paid after Mr. Beck’s election as a director on June 19, 2019.

(3)

Consists of $25,000 annual retainer, $21,333* for service as Chair of the Board, $10,000 for service as Chair of the Compensation Committee, $4,667* for service as a member of the Audit Committee, and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

(4)

Consists of $25,000 annual retainer, $20,000 for service as Chair of the Audit Committee, $4,667* for service as the lead independent director, $2,333* for service as a member of the Compensation Committee, and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

(5)	Consists of $11,666* annual retainer and $18,667* for service as Chair of the Board. Mr. Matthiessen did not stand for reelection at the 2019 Annual Meeting of Stockholders.

*

The amounts marked above by an asterisk in footnotes 2-5 were pro-rated as a result of the Board structure and committee composition changes made following the 2019 Annual Meeting of Stockholders on June 19, 2019.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was appointed as our independent registered public accounting firm ("IRPA Firm") on June 16, 2008. RSM US LLP audited our consolidated financial statements for the years ended December 31, 2019 and 2018. The Audit Committee of our Board of Directors has selected RSM US LLP as our IRPA Firm for the year ending December 31, 2020, subject to the determination of the 2020 audit fees. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, discharge and replace RSM US LLP as our IRPA Firm, and the selection of our IRPA Firm is not required to be submitted to a vote of the stockholders for ratification. The Audit Committee has elected to submit its appointment of RSM US LLP for ratification by stockholders. Notwithstanding the outcome of the vote by the stockholders, the Audit Committee is not bound to retain the IRPA Firm or to replace the IRPA Firm, where, in either case, after considering the outcome of the vote, the Audit Committee determines its decision regarding the IRPA Firm to be in the best interests of inTEST. Representatives of RSM US LLP will attend the Annual Meeting, and will be available to respond to questions and if they desire, make a statement.

The following table sets forth the fees billed by RSM US LLP as described below:

	2019	2018
Fee Category:
Audit Fees	$387,000	$372,000
Audit-Related Fees	36,114	-
Tax Fees	202,049	151,500
All Other Fees	49,095	37,175

Total Fees	$674,258	$560,675

Audit Fees: Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements for 2019 and 2018, respectively, that are included in quarterly reports during those years and services that are normally provided by our IRPA Firm in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed in each of 2019 and 2018 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services would include auditing procedures in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and auditing procedures in connection with the adoption of financial accounting and reporting standards.

Tax Fees: Consists of fees billed in each of 2019 and 2018 for tax related services including advice, preparation of returns and other tax services related to federal, state and international taxes.

All Other Fees: Consists of fees billed in each of 2019 and 2018 for all products and services provided by the principal accountant, other than those reported above.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee's policy is to pre-approve all audit and non-audit services provided by our IRPA Firm. On an ongoing basis, management defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of our IRPA Firm for such services. The Audit Committee has also delegated authority to the Chairman of the Audit Committee, and if the Chairman of the Committee is unavailable, to any other Audit Committee member, to pre-approve permitted services. Any such pre-approval must be reported to the Audit Committee at its next meeting. The Audit Committee did not approve any services pursuant to the de minimis exception of Rule 2-01(c)(7)(i)(C) of Regulation S-X during 2019.

Recommendation of the Board of Directors

The Board of Directors recommends a vote "FOR" the ratification of the selection of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again providing our stockholders with the opportunity at the Annual Meeting to approve, on a non-binding advisory basis, the 2019 compensation of our named executive officers as disclosed in the Executive Compensation section of this proxy statement, including the Overview of Executive Compensation Program, the Summary Compensation Table and the related tables, notes, and narratives. Currently this “say on pay” vote is conducted every year. As previously reported, the option of holding the advisory vote on the compensation of the Company’s named executive officers every year was approved on an advisory basis by a vote of the stockholders at the 2019 Annual Meeting of Stockholders. The Company’s Board of Directors considered the outcome of such advisory vote and determined to hold future stockholder advisory votes on executive compensation every year, until the Board of Directors determines that a different frequency for such votes is in the best interests of the Company’s stockholders or until the next required vote of the Company’s stockholders on the frequency of such votes.

As described in the Overview of Executive Compensation Program, our 2019 executive compensation program was designed to provide our executive officers with compensation that is commensurate with our performance and the performance of the individual officer, reflecting the cyclicality of our business and allocating compensation between fixed pay and variable performance-based pay, and aligning the long-term interests of our executive officers with the long-term interests of our stockholders. We urge stockholders to read the discussion in this proxy statement of Executive Compensation which describes our principles and practices in more detail, including the Summary Compensation table and other related tables, notes and narratives, which provide detailed information about the compensation of our named executive officers.

While this proposal is an advisory vote that will be non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the compensation of our named executive officers.

The next advisory vote on the compensation of our named executive officers will take place at our Annual Meeting of Stockholders to be held in 2021.

Recommendation of the Board

The Board of Directors recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

INFORMATION REGARDING DEADLINES AND PROCEDURES FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

Under the proxy rules of the SEC, stockholders intending to submit proposals to be included in our proxy statement for our Annual Meeting of Stockholders to be held in 2021 must send their proposals to Hugh T. Regan, Jr., Secretary at 804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054, not later than January 20, 2021. These proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC relating to stockholder proposals (“Rule 14a-8”) in order to be considered for inclusion in our proxy statement relating to that meeting.

Under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Secretary of inTEST at the address set forth above, not later than 90 days and not earlier than 120 days prior to the first anniversary of the preceding year's annual meeting of stockholders, subject to certain exceptions. Accordingly, a notice of a stockholder proposal, submitted outside of Rule 14a-8 under the Exchange Act, or a stockholder nomination for the 2021 Annual Meeting of Stockholders will be untimely if received by inTEST's Secretary before February 24, 2021 or after March 26, 2021, unless the date of the 2021 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2020 Annual Meeting. If the date of the 2021 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary of the 2020 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to the date of the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The bylaws set forth various qualifications and disclosure requirements for such advance written notice of a nomination or proposal to be in proper form. A stockholder wishing to submit such a notice should review the provisions of our bylaws (which are filed with our Annual Report on Form 10-K for the year ended December 31, 2019). In general, the disclosure requirements include information about the stockholder making the nomination or proposal, information regarding the nominee or proposal, and in the case of a nomination, a certification and consent from the nominee. If a stockholder fails to comply with the time of notice procedures set forth in our Bylaws, that stockholder will not be entitled to present the proposal or nomination at the meeting. If, however, notwithstanding the requirements of the bylaws, a proposal is brought before the meeting, then under the SEC's proxy rules, the proxies inTEST solicits with respect to the 2021 Annual Meeting of Stockholders will confer discretionary voting authority on the persons so named as proxies with respect to such proposal.

ANNUAL REPORT

Our Annual Report to Stockholders (which includes our consolidated financial statements for the year ended December 31, 2019), accompanies this proxy statement. The Annual Report to Stockholders does not constitute a part of the proxy solicitation materials.

By Order of the Board of Directors, /s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr. Secretary

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inTEST Corporation

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A Proposals

The Board of Directors recommends a vote FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Steven J. Abrams, Esq.	☐	☐	02 - Jeffrey A. Beck	☐	☐	03 - Joseph W. Dews IV	☐	☐
04 - Gerald J. Maginnis	☐	☐	05 - James Pelrin	☐	☐			

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Proxy — inTEST Corporation

ANNUAL MEETING OF STOCKHOLDERS
JUNE 24, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF inTEST CORPORATION.

The undersigned, revoking any contrary proxy previously given, hereby appoints James Pelrin and Hugh T. Regan, Jr. (the "Proxies"), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Stockholders of inTEST Corporation to be held June 24, 2020, and at any postponement or adjournment of the Annual Meeting of Stockholders, and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of inTEST Corporation held of record by the undersigned on April 27, 2020 with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the Annual Meeting, or any postponement or adjournment thereof, including matters which are not timely made known to inTEST Corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

The undersigned hereby acknowledges receipt of the proxy statement relating to the foregoing matters.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, UNLESS VOTING BY TELEPHONE OR INTERNET.

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